Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-179098) of ExlService Holdings, Inc.;

(2)	Registration Statement (Form S-8 No. 333-139211) pertaining to the 2006 Omnibus Award Plan of ExlService Holdings, Inc.; and

(3)	Registration Statement (Form S-8 No. 333-157076) pertaining to the 2003 Stock Option Plan, 2003 India Stock Employee Option Plan, 2006 Omnibus Award Plan, 2006 Omnibus India Subplan 1 and 2006 Omnibus India Subplan 2 of ExlService Holdings, Inc.;

of our reports dated March 3, 2014, with respect to the consolidated financial statements of ExlService Holdings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of ExlService Holdings, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

New York, New York

March 3, 2014